EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Orthovita, Inc.:

We consent to the incorporation by reference in the Registration Statement (Nos. 333-66681, 333-90981, 333-100034, 333-107282, 333-118219, 333-131667 and 333-145723) on Form S-8 and in the Registration Statement (Nos. 333-47386, 333-59288, 333-84632, 333-88334, 333-100341, 333-107210, 333-111697, 333-118216, 333-131668, 333-145724 and 333-141403) on Form S-3 of Orthovita, Inc. and subsidiaries of our reports dated March 17, 2008, with respect to the consolidated balance sheets of Orthovita, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Orthovita, Inc.

Our report dated March 17, 2008 with respect to the consolidated balance sheets of Orthovita, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2007 refers to Orthovita, Inc.’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 17, 2008